Exhibit 50
Management's Financial Plan*
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     Dollars in Millions, Except per Share Data
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                                                      '98 - '99
                            1998E         1999E         Change           2000E
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     Revenues              $5,615        $5,727          $112           $6,128
     Cost/Expenses         $5,072        $4,954         $(118)**        $1,011
     Operating Income        $543          $773          $230           $1,011
       Margin%                9.7%         13.5%                          16.5%
     Net Income              $340          $505                           $660
       EPS                  $1.55         $2.30                          $3.00
     Revenue Growth                        2.0%                           7.0%
     EPS Growth                           48.4%                          30.4%

                                                                [AMP LOGO]

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*     Based on completed status to date of the Profit Improvement actions.
      Management anticipates that it is likely that the 1999 and 2000 estimates will be revised upward in the near term based on new initiatives and refined estimates of actions currently in progress.

** Profit Improvement Plan delivers at least $205 million of hard cost savings in 1999.